Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS THIRD QUARTER RESULTS

AUSTIN, Minn. (August 20, 2009) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2009 third quarter.

HIGHLIGHTS

•                  Diluted EPS of $.57, up 50 percent from $.38 per share in 2008

•                  Segment operating profit up 33 percent from last year

•                  Dollar sales of $1.57 billion, decreased 6 percent from 2008

•                  Volume down 4 percent from 2008

•                  Grocery Products operating profit up 11 percent; volume down 8 percent; dollar sales down 6 percent

•                  Refrigerated Foods operating profit up 60 percent; volume down 1 percent; dollar sales down 5 percent

•                  Jennie-O Turkey Store operating profit up 97 percent; volume down 2 percent; dollar sales down 5 percent

•                  Specialty Foods operating profit down 2 percent; volume down 13 percent (down 16 percent excluding acquisitions); dollar sales down 13 percent (down 15 percent excluding acquisitions)

•                  All Other operating profit down 19 percent; volume down 4 percent; dollar sales down 10 percent

•                  Net Interest and Investment Income improved significantly due to gains in the rabbi trust investments versus losses a year ago.

The company reported fiscal 2009 third quarter net earnings of $77.2 million, up 49 percent from earnings of $51.9 million a year earlier. Diluted earnings per share for the quarter were $.57 this year compared to $.38 per share last year. Sales totaled $1.6 billion, which was down 6 percent from fiscal 2008. For the nine months ending July 26, 2009, net earnings were $238.9 million, or $1.76 per diluted share, up from $1.58 a year earlier. Sales totaled $4.9 billion, which is even with last year.

COMMENTARY

“We are pleased to report improved operating segment results for the quarter. Our Refrigerated Foods segment rebounded to post higher earnings on an enhanced sales mix and lower costs, despite weak cutout margins during much of the quarter. Our Jennie-O Turkey Store segment also showed continued improvement in the quarter,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Our Grocery Products segment had another solid quarter, as increased sales of canned items more than offset the impact of discontinued sales of olive oil and soft sales of microwave products. Our Specialty Foods and All Other segments had weaker results,” Ettinger remarked.

“Sales and volumes were down overall, as we made intentional reductions to our turkey production and the effects of the economy took their toll on certain portions of the business,” Ettinger commented.

SEGMENT OPERATING HIGHLIGHTS – THIRD QUARTER

Grocery Products (13% of Net Sales, 26% of Total Segment Operating Profit)

The Grocery Products segment reported another good quarter with segment operating profit up 11 percent.  Strong sales of the SPAM family of products, HORMEL chili and HERDEZ products more than offset the impact of soft sales of our microwaveable products.  Excluding sales of the recently discontinued Carapelli joint venture products, net sales for the Grocery Products segment were even with last year.

Refrigerated Foods (54% of Net Sales, 45% of Total Segment Operating Profit)

The Refrigerated Foods segment completed an outstanding quarter, with segment operating profits up 60 percent from last year, when primal values were exceptionally high, due to strong export demand.  Sales of our retail value-added offerings such as HORMEL Pepperoni, HORMEL Party Trays and the DiLusso Deli Company products more than offset the impact of a challenging pork environment.  Foodservice sales continued to be soft, reflecting a weak travel and recreation environment and a continued decline in the restaurant trade.

Jennie-O Turkey Store (19% of Net Sales, 12% of Total Segment Operating Profit)

Total segment operating profit for Jennie-O Turkey Store improved 97 percent from last year’s tough third quarter.  Lower feed expenditures due to the planned reduction of turkey production and a reduced cost per ton, were the primary drivers of the improved profitability. The reduced production helped offset the continued challenge of low commodity meat prices, by reducing our exposure to those markets.

Specialty Foods (11% of Net Sales, 13% of Total Segment Operating Profit)

Segment operating profit for Specialty Foods was down 2 percent, reflecting mixed results within the segment.  Diamond Crystal Brands showed improved results due to strong sales of nutritional products.  However, these results were not sufficient to overcome weak sales of nutritional and ready-to-drink products at Century Foods International.

All Other (3% of Net Sales, 4% of Total Segment Operating Profit)

The All Other segment, which includes Hormel Foods International, experienced a 19 percent decline in segment operating profit.  Continued currency headwinds and difficult export markets led to the weaker results.

Net Interest and Investment Income

Net interest and investment income for the quarter was significantly improved versus last year due primarily to more favorable returns on the rabbi trust investments.

General Corporate Expense

General corporate expenses increased from last year due to higher medical expenses and increased employee incentive plan costs.

OUTLOOK

“As a result of our strong third quarter results, we anticipate full year results in our recently announced range of $2.36 to $2.42 per share. Although we are faced with challenges including the weak economy, a continued excess supply of commodity turkey meat, and difficult export markets, our balanced business model, continued strength in our core franchise products, and our very committed team should allow us to deliver an excellent year,” Ettinger concluded.

DIVIDENDS

Effective July 15, 2009, the Company paid its 324th consecutive quarterly dividend. The annual rate is $.76.

CONFERENCE CALL

A conference call will be Webcast at 8:30 a.m. CT on Thursday, August 20, 2009. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial in number is 866-225-8754 and you must provide the access code of 4114856. An audio replay is available by calling 800-406-7325 and entering access code 4114856. The audio replay will be available beginning at 10:30 a.m. CT on Thursday, August 20, 2009, through 11:59 p.m. CT on Thursday, September 3, 2009. The Webcast replay will be available at 10:30 a.m. CT, Thursday, August 20, 2009, and archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, and in each of the past ten years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 27 - 33 in the company’s 10-Q for the fiscal quarter ended April 26, 2009, which can be accessed at http://www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2009 Third Quarter Segment Operating Results (in Thousands)

	THIRD QUARTER – 13 WEEKS ENDED
	July 26, 2009	July 27, 2008	% Change
NET SALES
Grocery Products	$209,012	$222,922	(6.2)
Refrigerated Foods	847,578	890,978	(4.9)
Jennie-O Turkey Store	295,381	310,532	(4.9)
Specialty Foods	167,203	192,001	(12.9)
All Other	55,266	61,709	(10.4)
Total	$1,574,440	$1,678,142	(6.2)

OPERATING PROFIT
Grocery Products	$33,215	$29,849	11.3
Refrigerated Foods	58,291	36,331	60.4
Jennie-O Turkey Store	15,920	8,078	97.1
Specialty Foods	16,488	16,895	(2.4)
All Other	4,664	5,785	(19.4)
Total segment operating profit	128,578	96,938	32.6
Net interest and investment income	(553)	(13,904)	96.0
General corporate expense	(9,974)	(2,907)	(243.1)
Earnings before income taxes	$118,051	$80,127	47.3

	YEAR TO DATE – 39 WEEKS ENDED
	July 26, 2009	July 27, 2008	% Change
NET SALES
Grocery Products	$692,639	$683,801	1.3
Refrigerated Foods	2,579,064	2,580,259	(0.0)
Jennie-O Turkey Store	890,165	893,870	(0.4)
Specialty Foods	519,679	563,322	(7.7)
All Other	177,022	172,139	2.8
Total	$4,858,569	$4,893,391	(0.7)

OPERATING PROFIT
Grocery Products	$116,527	$107,829	8.1
Refrigerated Foods	155,731	154,762	0.6
Jennie-O Turkey Store	61,847	54,590	13.3
Specialty Foods	47,237	50,701	(6.8)
All Other	17,936	20,653	(13.2)
Total segment operating profit	399,278	388,535	2.8
Net interest and investment income	(3,951)	(28,738)	86.3
General corporate expense	(28,018)	(18,982)	(47.6)
Earnings before income taxes	$367,309	$340,815	7.8

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	7-26-2009	7-27-2008*	7-26-2009	7-27-2008*

Net sales	$1,574,440	$1,678,142	$4,858,569	$4,893,391

Cost of products sold	1,314,116	1,449,096	4,063,892	4,107,702

GROSS PROFIT:	260,324	229,046	794,677	785,689

Selling, general and administrative	142,010	135,256	424,381	419,567

Equity in earnings of affiliates	290	241	964	3,431

OPERATING INCOME:	118,604	94,031	371,260	369,553

Other income & expenses:
Interest & investment income (loss)	6,410	(6,454)	17,385	(8,139)

Interest expense	(6,963)	(7,450)	(21,336)	(20,599)

EARNINGS BEFORE INCOME TAXES:	118,051	80,127	367,309	340,815

Provision for income taxes	40,882	28,180	128,372	123,126
(effective tax rate)	34.63%	35.17%	34.95%	36.13%

NET EARNINGS	$77,169	$51,947	$238,937	$217,689

NET EARNINGS PER SHARE
Basic	$.57	$.38	$1.78	$1.61
Diluted	$.57	$.38	$1.76	$1.58

WEIGHTED AVG SHARES OUT
Basic	134,255	135,391	134,301	135,583
Diluted	135,720	137,055	135,419	137,447

DIVIDENDS DECLARED PER SHARE	$.190	$.185	$.570	$.555

* Includes retrospective reclassification of shipping and handling expenses to cost of products sold from selling, general and administrative.

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	July 26, 2009	October 26, 2008
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$295,100	$154,778
Accounts receivable	355,408	411,010
Inventories	744,667	784,542
Federal income taxes	7,009	0
Deferred income taxes	47,343	45,948
Prepaid expenses & other current assets	30,924	41,900

TOTAL CURRENT ASSETS	1,480,451	1,438,178

INTANGIBLES	763,254	770,544

OTHER ASSETS	474,328	430,092

PROPERTY, PLANT & EQUIPMENT, NET	958,697	977,657

TOTAL ASSETS	$3,676,730	$3,616,471

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$679,835	$781,233

LONG-TERM DEBT – LESS CURRENT MATURITIES	350,000	350,000

OTHER LONG-TERM LIABILITIES	480,492	477,666

SHAREHOLDERS’ INVESTMENT	2,166,403	2,007,572

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,676,730	$3,616,471

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirty-Nine Weeks Ended
	7-26-2009	7-27-2008
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$238,937	$217,689
Depreciation and amortization of intangibles	94,074	95,114
Decrease (Increase) in working capital	6,679	(126,248)
Other	(12,566)	(3,124)
NET CASH PROVIDED BY OPERATING ACTIVITIES	327,124	183,431

INVESTING ACTIVITIES
Net sale (purchase) of available-for-sale securities	3,899	(8,899)
Acquisitions of businesses/intangibles	(701)	(27,175)
Net purchases of property / equipment	(67,721)	(94,027)
Decrease in investments, equity in affiliates, and other assets	4,283	4,902
Dividends from affiliates	0	970
NET CASH USED IN INVESTING ACTIVITIES	(60,240)	(124,229)

FINANCING ACTIVITIES
Net (payments on) proceeds from debt	(40,000)	4,946
Dividends paid on common stock	(75,880)	(70,585)
Share repurchase	(13,876)	(56,472)
Other	3,194	23,147
NET CASH USED IN FINANCING ACTIVITIES	(126,562)	(98,964)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	140,322	(39,762)
Cash and cash equivalents at beginning of year	154,778	149,749
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$295,100	$109,987